Exhibit 5.1

March 31, 2021

Viveve Medical, Inc.

345 Inverness Drive South, Building B, Suite 250

Englewood, Colorado 80112

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Viveve Medical, Inc., a Delaware corporation (the “Company”) of up to 3,500,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) for offer and resale by the selling stockholder (the "Selling Stockholder Shares") to be sold by the selling stockholder listed in the Registration Statement under "Selling Stockholder" (the "Selling Stockholder").The Selling Stockholder Shares are being sold by the Selling Stockholder named in, and pursuant to, a Purchase Agreement dated June 8, 2020 by and among the Company and Lincoln Park Capital Fund, LLC (the "Purchase Agreement"), as amended on March 31, 2021.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Selling Stockholder Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Purchase Agreement, the Selling Stockholder Shares will be validly issued, fully paid and non‑assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP